Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Blue Coat Systems, Inc. of our reports dated June 27, 2008, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2008 and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 10, 2009